NEWS RELEASE

FOR IMMEDIATE RELEASE
HOUSTON and LONDON, November 1, 2019

LyondellBasell Reports Third Quarter 2019 Earnings

Third Quarter 2019 Highlights

•	Net Income: $1.0 billion

•	Diluted earnings per share: $2.85 per share

•	Quarter included $85 million non-cash tax settlement that increased earnings by $0.25 per share

•	EBITDA: $1.5 billion, resilient performance in a challenging market

•	Cash from operating activities: $1.9 billion

•	Paid dividends and repurchased 37 million shares totaling $3.6 billion

•	Refinanced over $2 billion of debt at favorable rates

Comparisons with the prior quarter and third quarter 2018 are available in the following table:
Table 1 - Earnings Summary

Millions of U.S. dollars (except share data)	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Sales and other operating revenues	$8,722	$9,048	$10,155	$26,548	$30,128
Net income	965	1,003	1,113	2,785	3,998
Diluted earnings per share	2.85	2.70	2.85	7.72	10.18
Weighted average diluted share count	337	370	390	360	392
EBITDA (a)	1,513	1,579	1,732	4,520	5,655
(a) See the end of this release for an explanation of the Company’s use of EBITDA and Table 9 for reconciliations of EBITDA to net income.

LyondellBasell Industries (NYSE: LYB) today announced net income for the third quarter 2019 of $1.0 billion, or $2.85 per share, which included an $85 million non-cash tax settlement that increased earnings by $0.25 per share. Third quarter 2019 EBITDA was $1.5 billion. Integration activities related to the acquisition of A. Schulman are on schedule and expected to generate approximately $125 million in forward annual run-rate synergies as of the close of the third quarter. After tax costs related to integration rose to $33 million for the quarter and impacted third quarter earnings by $0.10 per share.

“LyondellBasell demonstrated resilient performance by achieving a third consecutive increase in quarterly earnings per share with its leading portfolio, advantaged global positions, and disciplined capital allocation. Strong margins for our North American ethylene and Oxyfuels & Related Products businesses were supported by abundant supplies of low-cost, shale-based natural gas liquid feedstocks. Our global Olefins & Polyolefins businesses benefited from typical seasonal strength in demand for consumer driven non-durable products with polyolefin sales volume increasing by 5% relative to the second quarter. Market headwinds from softer demand and compressing margins for styrene impacted the profitability for our Intermediates & Derivatives segment. Our refinery ran reliably at 99% of nameplate capacity and margins increased with improved availability of favorably-priced heavy sour crude oils in the Houston market," said Bob Patel, LyondellBasell CEO.

“We continued to execute our disciplined capital allocation strategy during the third quarter. In September, we moved forward on our value-driven approach to growth with a long-term propylene supply contract and discussions to build a joint venture chemical complex in northeast China. During July, we completed a tender offer for 35.1 million shares that demonstrated our views on the value of our company and the outlook for our businesses. Over the past few weeks, we successfully refinanced over $2 billion of debt in a favorable interest rate environment,” Patel said.

OUTLOOK
"Our businesses continue to benefit from low-cost natural gas liquid feedstocks with favorable prices persisting into October. We expect to see typical seasonal softening of demand in the final months of the year. At the same time, profitability at our Houston refinery should begin to improve during the fourth quarter with increasing demand for low-sulfur marine fuels ahead of the IMO 2020 regulation deadline," Patel said.

LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT
LyondellBasell manages operations through six operating segments: 1) Olefins and Polyolefins - Americas; 2) Olefins and Polyolefins - Europe, Asia and International; 3) Intermediates and Derivatives; 4) Advanced Polymer Solutions; 5) Refining; and 6) Technology. Results for our Advanced Polymer Solutions segment incorporates the businesses acquired from A. Schulman beginning on August 21, 2018.

Olefins & Polyolefins - Americas (O&P-Americas) - Our O&P-Americas segment produces and markets Olefins & Co-products, polyethylene and polypropylene.

Table 2 - O&P-Americas Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating income	$524	$504	$572	$1,412	$1,744
EBITDA	653	635	704	1,804	2,131

Three months ended September 30, 2019 versus three months ended June 30, 2019 - EBITDA increased $18 million versus the second quarter 2019. Compared with the prior period, olefins results increased $120 million. Ethylene margin improved as the price of ethylene increased and feedstock prices declined. Ethylene volume decreased due to planned maintenance. Polyolefins results decreased approximately $100 million due to a spread decrease for polyethylene over ethylene of more than $220 per ton, partially offset by an increase in polyolefin volume.

Three months ended September 30, 2019 versus three months ended September 30, 2018 - EBITDA decreased $51 million versus the third quarter 2018. Compared with the prior period, olefins results increased more than $150 million. Ethylene margin expanded primarily due to reduced feedstock prices. Polyolefin results decreased $215 million driven by a spread decline in polyethylene over ethylene of more than $320 per ton, partially offset by an increase in polyolefin volume.

Olefins & Polyolefins - Europe, Asia, International (O&P-EAI) - Our O&P-EAI segment produces and markets Olefins and Co-products, polyethylene and polypropylene.

Table 3 - O&P-EAI Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating income	$202	$226	$141	$614	$667
EBITDA	291	331	262	918	1,036

Three months ended September 30, 2019 versus three months ended June 30, 2019 - EBITDA decreased $40 million versus the second quarter 2019. Compared with the prior period, olefins results decreased about $10 million driven by a small decline in volume. Combined polyolefins results were relatively unchanged with an increase in polyethylene volume offset by a compressed polyethylene margin. Joint venture equity income decreased approximately $15 million.

Three months ended September 30, 2019 versus three months ended September 30, 2018 - EBITDA increased $29 million versus the third quarter 2018. Olefins results increased about $75 million driven by an increase in margin and volume. Margin improved as a decline in feedstock cost significantly outpaced the decline in ethylene price. Combined polyolefins results increased approximately $10 million primarily driven by higher volume due to the timing of customer orders. Joint venture equity income decreased approximately $35 million.

Intermediates & Derivatives (I&D) - Our I&D segment produces and markets Propylene Oxide & Derivatives, Oxyfuels and Related Products and Intermediate Chemicals, such as styrene monomer, acetyls, ethylene oxide and ethylene glycol.

Table 4 - I&D Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating income	$314	$372	$431	$1,000	$1,408
EBITDA	390	448	504	1,228	1,632

Three months ended September 30, 2019 versus three months ended June 30, 2019 - EBITDA decreased $58 million versus the second quarter 2019. Compared with the prior period, Propylene Oxide & Derivatives results were relatively unchanged. Intermediate Chemicals results decreased $95 million driven by a decline in margin for all products, primarily in styrene. Volume decreased as a result of planned maintenance. Oxyfuels & Related Products results increased about $30 million due to increased margin and volume. Margin improved driven by low-cost butane and a higher gasoline blend premium.

Three months ended September 30, 2019 versus three months ended September 30, 2018 - EBITDA decreased $114 million versus the third quarter 2018. Compared with the prior period, Propylene Oxide & Derivatives results decreased approximately $15 million due to a small decline in volume. Intermediate Chemicals results decreased about $180 million driven by a decline in margin for most products. Volume decreased as a result of planned maintenance. Oxyfuels & Related Products results increased more than $75 million. Margin increased due to low-cost butane and contract price improvements.

Advanced Polymer Solutions (APS) - Our Advanced Polymer Solutions segment produces and markets in two lines of business: Compounding & Solutions and Advanced Polymers. Compounding & Solutions includes polypropylene compounds, engineered plastics, masterbatches, engineered composites, colors and powders. Advanced Polymers consists of Catalloy and polybutene-1. A. Schulman was acquired on August 21, 2018, and results from the acquisition are included prospectively.

Table 5 - Advanced Polymer Solutions Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating income	$67	$91	$48	$277	$274
EBITDA	102	120	70	370	314

Three months ended September 30, 2019 versus three months ended June 30, 2019 - EBITDA decreased $18 million versus the second quarter 2019. Integration costs related to the acquisition of A. Schulman and assigned to the segment were $24 million higher in the third quarter 2019 versus the second quarter. Compared with the prior period, Compounding & Solutions results were relatively unchanged. Advanced Polymers results improved approximately $10 million driven by modest improvement in construction demand.

Three months ended September 30, 2019 versus three months ended September 30, 2018 - EBITDA increased $32 million versus the third quarter 2018. Integration costs related to the acquisition and assigned to the segment were $43 million during the third quarter 2019, $6 million dollars lower than the transaction and integration costs in the third quarter 2018. Compared with the prior period, Compounding & Solutions results increased $30 million primarily due to the addition of new product lines from the acquisition. Advanced Polymers results were relatively unchanged.

Refining - Our Refining segment produces and markets gasoline and distillates, including diesel fuel, heating oil and jet fuel.

Table 6 - Refining Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating income (loss)	$(52)	$(110)	$38	$(221)	$111
EBITDA	(6)	(66)	84	(87)	251

Three months ended September 30, 2019 versus three months ended June 30, 2019 - EBITDA increased $60 million versus the second quarter 2019. Margin improved due to improved availability of favorably-priced heavy sour crude oils in the U.S. Gulf Coast market. The Houston Refinery continued to run well with crude throughput increasing to 264,000 barrels per day.

Three months ended September 30, 2019 versus three months ended September 30, 2018 - EBITDA decreased $90 million versus the third quarter 2018. Margin declined primarily due to a decrease in the Maya 2-1-1 spread of $3.30 per barrel to $18.13 per barrel and lower by-product prices. Crude throughput was 264,000 barrels per day, 33,000 barrels per day more than the prior period due to completion of planned maintenance in the second half of 2018.

Technology - Our Technology segment develops and licenses chemical and polyolefin process technologies and manufactures and sells polyolefin catalysts.

Table 7 - Technology Financial Overview

Millions of U.S. dollars	Three Months Ended			Nine Months Ended
	September 30, 2019	June 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Operating income	$73	$96	$88	$242	$234
EBITDA	83	107	98	273	267

Three months ended September 30, 2019 versus three months ended June 30, 2019 - EBITDA decreased $24 million versus the second quarter 2019 primarily due to a decrease in licensing revenue as several licenses reached revenue milestones in the prior quarter.

Three months ended September 30, 2019 versus three months ended September 30, 2018 - EBITDA decreased $15 million versus the third quarter 2018.

Capital Spending and Cash Balances
Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $742 million during the third quarter 2019. Our cash and liquid investment balance was $1.1 billion at September 30, 2019. There were 333 million common shares outstanding as of September 30, 2019. The company paid dividends of $351 million during the third quarter 2019.

Reconciliations and Additional Information
Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

CONFERENCE CALL
LyondellBasell will host a conference call November 1 at 11 a.m. EDT. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer and Director of Investor Relations David Kinney.

The toll-free dial-in number in the U.S. is 800-475-8402. A complete listing of toll-free numbers by country is available at www.LyondellBasell.com/teleconference for international callers. The passcode for all numbers is 6934553.

The slides and webcast that accompany the call will be available at www.LyondellBasell.com/earnings.

A replay of the call will be available from 2:00 p.m. EDT November 1 until December 1 at 11:59 p.m. EST. The replay dial-in numbers are 888-568-0509 (U.S.) and +1 203-369-3479 (international). The passcode for each is 5713.

ABOUT LYONDELLBASELL
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world's largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2019, LyondellBasell was named to Fortune magazine's list of the "World's Most Admired Companies." More information about LyondellBasell can be found at www.LyondellBasell.com.

FORWARD-LOOKING STATEMENTS
The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; any proposed business combination, the expected timetable for completing any proposed transactions and the receipt of any required governmental approvals, future financial and operating results, benefits and synergies of any proposed transactions, future opportunities for the combined company; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2018, which can be found at www.LyondellBasell.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES
This release makes reference to certain non-GAAP financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 9 at the end of this release. Additional operating and financial information, including reconciliations of non-GAAP measures, may be found on our website at www.LyondellBasell.com/investorrelations.

OTHER FINANCIAL MEASURE PRESENTATION NOTES
This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.
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Source: LyondellBasell Industries

Media Contact: Michael Waldron +1 713-309-7575
Investor Contact: David Kinney +1 713-309-7141

Table 8 - Reconciliation of Segment Information to Consolidated Financial Information

	2018					2019
(Millions of U.S. Dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Total
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$2,646	$2,542	$2,770	$2,450	$10,408	$2,111	$2,114	$2,137	$6,362
Olefins & Polyolefins - EAI	2,960	2,900	2,643	2,335	10,838	2,535	2,505	2,309	7,349
Intermediates & Derivatives	2,343	2,584	2,509	2,152	9,588	1,894	2,062	2,046	6,002
Advanced Polymer Solutions	838	833	1,039	1,314	4,024	1,339	1,258	1,186	3,783
Refining	2,257	2,569	2,499	1,832	9,157	1,882	2,180	2,134	6,196
Technology	115	182	171	115	583	141	173	146	460
Other/Eliminations	(1,392)	(1,404)	(1,476)	(1,322)	(5,594)	(1,124)	(1,244)	(1,236)	(3,604)
Continuing operations	$9,767	$10,206	$10,155	$8,876	$39,004	$8,778	$9,048	$8,722	$26,548

Operating income (loss):
Olefins & Polyolefins - Americas	$629	$543	$572	$507	$2,251	$384	$504	$524	$1,412
Olefins & Polyolefins - EAI	281	245	141	15	682	186	226	202	614
Intermediates & Derivatives	408	569	431	308	1,716	314	372	314	1,000
Advanced Polymer Solutions	114	112	48	55	329	119	91	67	277
Refining	15	58	38	(139)	(28)	(59)	(110)	(52)	(221)
Technology	46	100	88	50	284	73	96	73	242
Other	1	(1)	(1)	(2)	(3)	—	(2)	(4)	(6)
Continuing operations	$1,494	$1,626	$1,317	$794	$5,231	$1,017	$1,177	$1,124	$3,318

Depreciation and amortization:
Olefins & Polyolefins - Americas	$106	$109	$111	$116	$442	$115	$117	$118	$350
Olefins & Polyolefins - EAI	56	52	50	50	208	53	52	51	156
Intermediates & Derivatives	73	72	71	71	287	72	74	75	221
Advanced Polymer Solutions	8	9	22	30	69	29	30	32	91
Refining	46	46	45	55	192	43	44	41	128
Technology	10	12	10	11	43	10	11	10	31
Continuing operations	$299	$300	$309	$333	$1,241	$322	$328	$327	$977

EBITDA:(a)
Olefins & Polyolefins - Americas	$756	$671	$704	$631	$2,762	$516	$635	$653	$1,804
Olefins & Polyolefins - EAI	419	355	262	127	1,163	296	331	291	918
Intermediates & Derivatives	486	642	504	379	2,011	390	448	390	1,228
Advanced Polymer Solutions	123	121	70	86	400	148	120	102	370
Refining	63	104	84	(84)	167	(15)	(66)	(6)	(87)
Technology	56	113	98	61	328	83	107	83	273
Other	10	4	10	12	36	10	4	—	14
Continuing operations	$1,913	$2,010	$1,732	$1,212	$6,867	$1,428	$1,579	$1,513	$4,520

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$242	$311	$247	$279	$1,079	$276	$257	$295	$828
Olefins & Polyolefins - EAI	58	40	58	92	248	64	39	45	148
Intermediates & Derivatives	68	80	100	161	409	179	238	317	734
Advanced Polymer Solutions	15	10	16	21	62	16	11	14	41
Refining	36	45	47	122	250	43	53	41	137
Technology	8	9	12	19	48	17	17	26	60
Other	2	1	2	4	9	4	7	4	15
Continuing operations	$429	$496	$482	$698	$2,105	$599	$622	$742	$1,963

(a) See Table 9 for the reconciliation of EBITDA to net income.

Table 9 - Reconciliation of Net Income to EBITDA
	2018					2019
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Total
Net income (a)(b)	$1,231	$1,654	$1,113	$692	$4,690	$817	$1,003	$965	$2,785
Loss from discontinued operations, net of tax	—	1	2	5	8	—	3	4	7
Income from continuing operations(a)(b)	1,231	1,655	1,115	697	4,698	817	1,006	969	2,792
Provision for (benefit from) income taxes(b)	303	(21)	232	99	613	203	169	136	508
Depreciation and amortization	299	300	309	333	1,241	322	328	327	977
Interest expense, net	80	76	76	83	315	86	76	81	243
EBITDA(c)	$1,913	$2,010	$1,732	$1,212	$6,867	$1,428	$1,579	$1,513	$4,520

(a) The third quarter of 2018, fourth quarter of 2018, first quarter of 2019, second quarter of 2019 and third quarter of 2019 include after-tax charges of $42 million, $15 million, $12 million, $15 million and $33 million, respectively, for acquisition-related transaction and integration costs associated with our acquisition of A. Schulman.

(b) The second quarter of 2018 and third quarter of 2019 includes a non-cash benefit of $346 million and $85 million, respectively, from the release of unrecognized tax benefits and associated accrued interest.

(c) EBITDA for the third quarter of 2018, fourth quarter of 2018, first quarter of 2019, second quarter of 2019 and third quarter of 2019 include pre-tax charges of $53 million, $20 million, $16 million, $19 million and $43 million, respectively, for acquisition-related transaction and integration costs associated with our acquisition of A. Schulman.